        News Release
22 West Washington Street         Telephone: +1 312 696-6000
Chicago                Facsimile: +1 312 696-6009
Illinois 60602

FOR IMMEDIATE RELEASE
Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2023 Financial Results
CHICAGO, Feb. 22, 2024 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment insights, posted double-digit fourth-quarter revenue growth, with positive contributions from across the business. For the full year, the Company reported positive revenue growth, with particular strength in its license-based products.
"We finished 2023 on a strong note, crossing $2 billion in revenue for the fiscal year and delivering meaningful increases in organic revenue, margins, and cash flow for the quarter" said Kunal Kapoor, Morningstar's chief executive officer. "During the year, we made important progress across a number of initiatives, with highlights including the substantial completion of the LCD integration, the introduction of Direct Lens, the launch of Low Carbon Transition Ratings and physical risk metrics, and the ongoing enhancement of our index suite including the introduction of the Morningstar PitchBook Global Unicorn Industry Vertical Indexes."
The Company's quarterly shareholder letter provides more context on its quarterly results and business and can be found at shareholders.morningstar.com.
Fourth-Quarter 2023 Financial Highlights
•Reported revenue increased 13.4% to $538.7 million compared to the prior-year period; organic revenue increased 12.6%.
•Reported operating income increased 165.9% to $94.4 million; adjusted operating income increased 70.2%.
•Diluted net income per share increased to $1.71 versus $0.08 in the prior-year period. Adjusted diluted net income per share increased 239.7% to $1.97. The increase in diluted and adjusted diluted net income per share included the impact of a lower effective tax rate.
•Cash provided by operating activities increased 33.1% to $137.8 million, and free cash flow increased 59.9% to $107.8 million.
Full-Year 2023 Financial Highlights
•Reported revenue increased 9.0% to $2.0 billion; organic revenue increased 7.5%.

•Operating income increased 37.4% to $230.6 million; adjusted operating income increased 9.2%.
•Diluted net income per share increased 100.6% to $3.29 versus $1.64 in the prior year. Adjusted diluted net income per share increased by 32.3%.
•Cash provided by operating activities increased 6.2% to $316.4 million. Free cash flow increased 17.2% to $197.3 million. Cash flows were impacted by items described in the Balance Sheet and Capital Allocation section totaling $90.8 million. Excluding these and comparable items in the prior year, operating cash and free cash flow would have increased by 19.7% and 36.7%, respectively.
Fourth-Quarter 2023 Results
Fourth-quarter revenue increased 13.4% to $538.7 million compared to the prior-year period. Organic revenue, which excludes foreign currency effects, grew 12.6%.
License-based revenue increased 12.4% versus the prior-year period, or 10.3% on an organic basis. PitchBook, Morningstar Data, Morningstar Direct, and Morningstar Sustainalytics' license-based products all provided meaningful contributions to reported and organic revenue growth in the quarter. Asset-based revenue increased 14.4% versus the prior-year period, or 19.8% organically, driven by growth in Investment Management, Morningstar Retirement, and Morningstar Indexes' asset-based products. This growth was supported by the rebound in global asset values and net inflows across multiple products over the trailing 12 months. Transaction-based revenue increased 18.4%, or 18.0% organically, compared to a relatively weak prior-year period, reflecting growth in credit ratings activities across multiple asset classes.
Operating expenses increased 1.1% to $444.3 million in the fourth quarter of 2023. The primary contributor to the increase was higher compensation costs, which increased $23.4 million over the prior-year period. Excluding the impact of amortization, M&A-related expenses, and costs related to the transition of the Company's China activities, operating expense increased 4.2% in the quarter.
Increases in compensation costs were partially offset by a $14.0 million decline in stock-based compensation, compared to the fourth quarter of 2022 when higher stock-based compensation costs were primarily due to the overachievement of targets under the PitchBook management bonus plan.
Fourth-quarter operating income was $94.4 million, an increase of 165.9% compared with the prior-year period. Adjusted operating income was $113.0 million in the fourth quarter of 2023, an increase of 70.2% compared with the prior-year period. Fourth-quarter operating margin was 17.5%, compared with 7.5% in the prior-year period. Adjusted operating margin was 21.0% in the fourth quarter of 2023, versus 14.1% in the prior-year period.

Net income in the fourth quarter of 2023 was $73.5 million, or $1.71 per diluted share, compared with $3.3 million, or $0.08 per diluted share, in the fourth quarter of 2022. Adjusted diluted net income per share increased 239.7% to $1.97 in the fourth quarter of 2023, compared with $0.58 in the prior-year period.
The Company's effective tax rate decreased to 16.1% versus 88.9% in the prior-year period. In the prior-year period, certain discrete items combined with lower earnings had an adverse and outsized impact on the effective tax rate as discussed in the fourth-quarter 2022 earnings release. Contributors to the full-year tax rate are described in more detail below.
Full-Year 2023 Results
For the full year, revenue increased 9.0% to $2.0 billion compared with the prior year. Organic revenue increased 7.5%.
License-based revenue increased 14.0%, or 11.8% on an organic basis compared with the prior year. PitchBook, Morningstar Data, Morningstar Sustainalytics' license-based products, and Morningstar Direct were the top contributors to full-year organic revenue growth. Asset-based revenue increased 3.8%, or 5.6% on an organic basis primarily driven by second-half 2023 growth in Morningstar Indexes' asset-based products, Morningstar Retirement, and Investment Management, as asset values recovered supported by strong global market performance. Within these areas, the Company experienced stronger growth in the second half of the year as asset values recovered and global market performance improved. Transaction-based revenue decreased by 10.4%, or 11.5% on an organic basis, as Morningstar DBRS revenue declined, primarily reflecting sharply lower levels of credit ratings activity in U.S. commercial mortgage-backed securities.
Full-year 2023 operating income was $230.6 million, an increase of 37.4% compared with the prior year. Adjusted operating income was $326.5 million, an increase of 9.2%. Full-year 2023 operating margin was 11.3%, compared with 9.0% in the prior year. Adjusted operating margin was 16.0%, consistent with the prior year. Severance costs related to targeted reorganizations in certain parts of the business negatively impacted operating margin and adjusted operating margin in 2023 by 0.4% percentage points. In addition, two Morningstar DBRS settlements with the Securities and Exchange Commission (SEC) negatively impacted operating margin and adjusted operating margin by 0.4% percentage points.
Full-year 2023 net income increased by 100.1% to $141.1 million, or $3.29 per diluted share. Full-year 2022 net income was $70.5 million, or $1.64 per diluted share. Adjusted diluted net income per share increased 32.3% to $5.12, compared with $3.87 in the prior year.
The effective tax rate for the full year 2023 was 19.0% versus 44.5% in the prior year, a decrease of 25.5 percentage points. The 2023 effective tax rate was impacted by the one-time recognition of $13.7 million of tax benefits with respect to the 2021 and 2022 tax periods in the second quarter of 2023, which reduced the 2023 effective tax rate by approximately 7.9 percentage points and impacted diluted net income per share by $0.32.
Product Revenue Contributions
PitchBook, Morningstar DBRS, and Morningstar Data were the top three contributors to consolidated and organic revenue growth in the fourth quarter of 2023. (For more detail on product key metrics, refer to the Supplemental Data table contained in this release and the Supplemental Presentation included on the Company's Investor Relations website at shareholders.morningstar.com under "Financials — Financial Summary".)
Key drivers of the quarterly consolidated revenue trend are provided below. Organic revenue excludes all foreign currency effects, which accounted for the entire difference between reported and organic growth for all product areas.
•PitchBook contributed $132.0 million to consolidated revenue and $21.2 million to revenue growth, with revenue increasing 19.1% on a reported and organic basis, as licenses grew 14.0%. Growth was primarily driven by strength in its core investor and advisor segments, which offset some continued softness in the company (corporate) segment. During 2023, PitchBook substantially completed the integration of Leveraged Commentary & Data's (LCD) core data offering and news onto the PitchBook Platform. At the same time, PitchBook introduced new capabilities to inform investor strategies, including the VC Exit Predictor, a proprietary tool and scoring methodology to predict exit outcomes for VC-backed companies, and the Manager Scoring tool, a new methodology that helps limited partners discover and evaluate top-performing private fund managers. Results exclude stand-alone LCD revenues.
•Morningstar Data contributed $73.3 million to consolidated revenue and $9.2 million to revenue growth, with revenue increasing 14.4%, or 12.4% on an organic basis, supported by growth across major geographies. At the product level, managed investment data, including fund data, continued to be a key driver of higher revenue, followed by growth in equity data and Morningstar Essentials. In 2023, Morningstar Data's coverage continued to evolve to meet client needs, with the addition of structured products and notes data and the continued expansion of coverage on other vehicle types.
•Morningstar DBRS contributed $61.5 million to consolidated revenue and $10.8 million to revenue growth, with revenue increasing 21.3%, or 20.0% on an organic basis, as revenue increased across the U.S., Europe, and Canada compared to a relatively weak prior-year period. The increase was primarily driven by higher asset-backed securities ratings revenue, including revenue related to ratings activity in nontraditional, niche (esoteric) securities; higher corporate ratings revenue, with particular strength in Europe; and higher revenue from U.S.

residential mortgage-backed securities. Revenue related to data licensing products also increased but is currently a small portion of overall revenue in the product area.
•Morningstar Direct contributed $52.0 million to consolidated revenue and $4.5 million to revenue growth, with revenue increasing 9.5% or 8.2% on an organic basis, supported by growth across major geographies. In 2023, Morningstar Direct introduced Direct Lens, which unifies the platform's portfolio capabilities in a clear and intuitive interface; self-service data feeds; and the Morningstar Data Python package, which gives data scientists, data strategists, and quantitative analysts seamless access to data in their favorite coding environments. Morningstar Direct licenses increased 0.8%.
•Investment Management contributed $32.5 million to consolidated revenue and $4.8 million to revenue growth, with revenue increasing 17.3%, or 16.3% on an organic basis. Reported assets under management and advisement (AUMA) increased 9.0% to $55.5 billion compared with the prior year, supported by strong market performance which drove higher asset values. Positive net flows to Managed Portfolios over the trailing 12 months, reflecting strong net inflows outside the U.S. and relatively flat net flows in the U.S, contributed to growth in AUMA. Those offset lower AUM for Institutional Asset Management which experienced significant outflows from a large institutional client.
•Morningstar Sustainalytics contributed $30.4 million to consolidated revenue and $4.2 million to revenue growth, with revenue increasing 16.0% or 13.6% on an organic basis. License-based revenue increased 15.3%, or 12.3% on an organic basis, while transaction-based revenue increased 32.2%, or 29.3% on an organic basis. While still growing at a double-digit rate, license-based revenue continued to slow compared to recent quarters, reflecting softer demand for ESG solutions. Demand for regulatory and compliance solutions supported strong growth in EMEA. Higher second-party opinion revenue across geographies was supported by increased issuance of sustainable bonds, especially green bonds, driving growth in transaction-based revenue. In 2023, Morningstar Sustainalytics launched Low Carbon Transition Ratings, which provide a forward-looking, science-based evaluation of a company’s alignment with a net-zero pathway.
•Morningstar Retirement contributed $30.2 million to consolidated revenue and $4.2 million to revenue growth, with revenue increasing 16.2% on a reported and organic basis. AUMA increased 18.4% to $230.4 billion compared with the prior year, supported by strong market performance. Net inflows to Managed Accounts over the trailing 12 months also contributed to higher AUMA, supported by participant growth, including the impact of the addition of large employer plans during 2023.

•Morningstar Advisor Workstation contributed $25.1 million to consolidated revenue and $0.7 million to revenue growth, with revenue increasing 2.9% on a reported and organic basis, supported by recent product enhancements. In 2023, these included the launch of the Investment Planning Experience, a new workflow which helps advisors meet demand for more personalized advice for investors and has driven new business and upsells with both advisor and enterprise clients, and Enterprise Analytics, which offers firms deeper visibility and insights into firmwide advisor activity.
•Morningstar Indexes contributed $18.2 million to consolidated revenue and $5.5 million to revenue growth, with revenue increasing 43.3%, on a reported and organic basis. The increase in revenue was driven in part by higher investable product revenue, as market performance and strong net flows over the trailing 12 months increased asset value linked to Morningstar Indexes by 19.6% to $176.7 billion over the prior year. Morningstar Indexes licensed data sales also increased. In 2023, Morningstar Indexes completed a multi-year global project to bring index calculations in-house, while introducing a number of new product innovations including the launch of global single factor indexes, the Next Gen AI Index, the Global Unicorn Industry Vertical Indexes, and the Sustainable Activities Involvement Indexes.
Balance Sheet and Capital Allocation
As of Dec. 31, 2023, the Company had cash, cash equivalents, and investments totaling $389.0 million and $972.4 million of debt, compared with cash, cash equivalents, and investments of $414.6 million and $1.1 billion of debt as of Dec. 31, 2022.
Cash provided by operating activities increased by 6.2% to $316.4 million for the full year 2023, compared with $297.8 million in 2022. Free cash flow increased by 17.2% to $197.3 million for the full year 2023, compared with $168.3 million in the prior year.
Operating cash flow and free cash flow in 2023 were impacted by the termination of the Company's license agreement with Morningstar Japan K.K. (renamed SBI Global Asset Management) and the $50.0 million contingent payment related to the acquisition of LCD, of which $4.5 million is reflected in operating cash flows and $45.5 million is reflected in financing cash flows. Excluding the $4.5 million LCD contingent payment within operating cash flow, payments related to the Termination Agreement of $59.9 million, and $26.4 million of severance and other costs paid for the reduction and shift of the Company's China operations, which together totaled $90.8 million, as well as comparable items in the prior year, cash provided by operating activities and free cash flow would have increased by 19.7% and 36.7%, respectively.
In 2023, the Company reduced its debt by $137.2 million, net, paid $63.9 million in dividends, spent $3.7 million related to other minority investments and repurchased $1.4 million of its shares.

Segment Reporting
In response to feedback and comments from the SEC related to the Company's segment reporting and segment aggregation analysis, the Company will be updating its segment reporting presentation in its Form 10-K for the year ended December 31, 2023.
Use of Non-GAAP Financial Measures
The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the Company uses them.
Investor Communication
Morningstar encourages all interested parties — including securities analysts, current shareholders, potential shareholders, and others — to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the SEC, generally every month.
About Morningstar, Inc.
Morningstar, Inc. is a leading provider of independent investment insights in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers and owners, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $286 billion in assets under advisement and management as of Dec. 31, 2023. The Company operates through wholly- or majority-owned subsidiaries in 32 countries. For more information, visit www.morningstar.com/company. Follow Morningstar on X @MorningstarInc.
Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” "prospects," or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, failing to maintain and protect our brand, independence, and reputation; failure to prevent and/or mitigate cybersecurity events and the failure to protect confidential information, including personal information about individuals; compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG and index businesses; failing to innovate our product and service offerings, or anticipate our clients’ changing needs; the impact of artificial intelligence and related technologies on our business, legal and regulatory exposure profile and reputation; failing to detect errors in our products or the failure of our products to perform properly due to defects, malfunctions or similar problems; failing to recruit, develop, and retain qualified employees; prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and our credit ratings business; failing to scale our operations, increase productivity in order to implement our business plans and strategies; liability for any losses that result from errors in our automated advisory tools or errors in the use of the information and data we collect; inadequacy of our operational risk management and business continuity programs and insurance coverage in the event of a material disruptive event; failing to efficiently integrate and leverage acquisitions and other investments, which may not realize the expected business or financial benefits, to produce the results we anticipate; failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world; liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products; the potential adverse effect of our indebtedness on our cash flows and financial and operational flexibility; challenges in accounting for tax complexities in the global jurisdictions which we operate in and their effect on our tax obligations and tax rates; and failing to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties, among others, can be found in our filings with the SEC, including our most recent Reports on Forms 10-K and 10-Q. If any of these risks and uncertainties materialize, our actual future results and other future events may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. You are, however, advised to review any further disclosures we make on related subjects, and about new or additional risks, uncertainties and assumptions in our future filings with the SEC on Forms 10-K, 10-Q and 8-K.
# # #

Media Relations Contact:
Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com
Investor Relations Contact:
Sarah Bush, +1 312-384-3754, sarah.bush@morningstar.com
©2024 Morningstar, Inc. All Rights Reserved.
MORN-E

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31,			Year ended December 31,
(in millions, except per share amounts)	2023	2022	Change	2023	2022	Change

Revenue	$538.7	$475.0	13.4%	$2,038.6	$1,870.6	9.0%
Operating expense:
Cost of revenue	205.4	195.0	5.3%	843.5	779.3	8.2%
Sales and marketing	100.4	93.6	7.3%	423.8	356.5	18.9%
General and administrative	92.0	106.1	(13.3)%	355.8	400.4	(11.1)%
Depreciation and amortization	46.5	44.8	3.8%	184.9	166.6	11.0%
Total operating expense	444.3	439.5	1.1%	1,808.0	1,702.8	6.2%
Operating income	94.4	35.5	165.9%	230.6	167.8	37.4%
Operating margin	17.5%	7.5%	10.0 pp	11.3%	9.0%	2.3 pp

Non-operating loss, net:
Interest expense, net	(11.5)	(11.1)	3.6%	(51.7)	(28.4)	82.0%
Expense from equity method transaction, net	—	—	—%	(11.8)	—	NMF
Other income (loss), net	7.4	6.2	19.4%	14.4	(8.8)	NMF
Non-operating loss, net	(4.1)	(4.9)	(16.3)%	(49.1)	(37.2)	32.0%

Income before income taxes and equity in net income (loss) of unconsolidated entities	90.3	30.6	195.1%	181.5	130.6	39.0%
Equity in net income (loss) of unconsolidated entities	(2.7)	(0.9)	200.0%	(7.4)	(3.6)	105.6%
Income tax expense	14.1	26.4	(46.6)%	33.0	56.5	(41.6)%
Consolidated net income	$73.5	$3.3	NMF	$141.1	$70.5	100.1%

Net income per share:
Basic	$1.72	$0.08	NMF	$3.31	$1.65	100.6%
Diluted	$1.71	$0.08	NMF	$3.29	$1.64	100.6%
Weighted average shares outstanding:
Basic	42.7	42.5	0.5%	42.6	42.6	—%
Diluted	43.0	42.7	0.7%	42.9	42.9	—%
_________________________________________________________________
NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

	As of December 31,	As of December 31
(in millions)	2023	2022

Assets
Current assets:
Cash and cash equivalents	$337.9	$376.6
Investments	51.1	38.0
Accounts receivable, net	343.9	307.9
Income tax receivable, net	0.6	—
Other current assets	82.2	88.3
Total current assets	815.7	810.8

Goodwill	1,578.8	1,571.7
Intangible assets, net	484.4	548.6
Property, equipment, and capitalized software, net	207.7	199.4
Operating lease assets	163.9	191.6
Investments in unconsolidated entities	100.2	96.0
Deferred tax asset, net	14.6	10.8
Other assets	38.1	45.9
Total assets	$3,403.4	$3,474.8

Liabilities and equity
Current liabilities:
Deferred revenue	$517.7	$455.6
Accrued compensation	214.4	220.1
Accounts payable and accrued liabilities	78.4	76.2
Operating lease liabilities	36.4	37.3
Current portion of long-term debt	32.1	32.1
Contingent consideration liability	—	50.0
Other current liabilities	1.8	11.2
Total current liabilities	880.8	882.5

Operating lease liabilities	151.4	176.7
Accrued compensation	23.7	20.7
Deferred tax liability, net	35.6	62.9
Long-term debt	940.3	1,077.5
Other long-term liabilities	43.8	47.4
Total liabilities	2,075.6	2,267.7
Total equity	1,327.8	1,207.1
Total liabilities and equity	$3,403.4	$3,474.8

Morningstar, Inc. and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31,		Year ended December 31,
(in millions)	2023	2022	2023	2022
Operating activities
Consolidated net income	$73.5	$3.3	$141.1	$70.5
Adjustments to reconcile consolidated net income to net cash flows from operating activities	27.9	56.2	147.2	239.3
Changes in operating assets and liabilities, net	36.4	44.0	28.1	(12.0)
Cash provided by operating activities	137.8	103.5	316.4	297.8
Investing activities
Capital expenditures	(30.0)	(36.1)	(119.1)	(129.5)
Acquisitions, net of cash acquired	(0.8)	0.1	(0.8)	(646.7)
Purchases of investments in unconsolidated entities	(2.6)	(1.1)	(3.7)	(29.4)
Other, net	0.6	(1.2)	41.7	6.3
Cash used for investing activities	(32.8)	(38.3)	(81.9)	(799.3)
Financing activities
Common shares repurchased	—	(8.3)	(1.4)	(226.0)
Dividends paid	(16.0)	(15.3)	(63.9)	(61.5)
Repayments of debt	(83.1)	(63.2)	(397.5)	(374.1)
Proceeds from debt	—	15.0	260.0	1,125.0
Payment for acquisition-related earn-outs	—	—	(45.5)	(16.2)
Other, net	(4.3)	(4.9)	(30.1)	(32.1)
Cash provided by (used for) financing activities	(103.4)	(76.7)	(278.4)	415.1
Effect of exchange rate changes on cash and cash equivalents	11.3	15.4	5.2	(20.8)
Net increase (decrease) in cash and cash equivalents	12.9	3.9	(38.7)	(107.2)
Cash and cash equivalents-beginning of period	325.0	372.7	376.6	483.8
Cash and cash equivalents-end of period	$337.9	$376.6	$337.9	$376.6

Morningstar, Inc. and Subsidiaries
Supplemental Data (Unaudited)

	Three months ended December 31,				Year ended December 31,
(in millions)	2023	2022	Change	Organic (2)	2023	2022	Change	Organic (2)
Revenue by type (1)
License-based (3)	393.0	349.7	12.4%	10.3%	$1,517.5	$1,331.7	14.0%	11.8%
Asset-based (4)	75.5	66.0	14.4%	19.8%	279.6	269.4	3.8%	5.6%
Transaction-based (5)	70.2	59.3	18.4%	18.0%	241.5	269.5	(10.4)%	(11.5)%

Product revenue contributors (6)
PitchBook	132.0	110.8	19.1%	19.1%	493.4	407.7	21.0%	21.0%
Morningstar Data	73.3	64.1	14.4%	12.4%	281.2	255.0	10.3%	10.3%
Morningstar DBRS (7)	61.5	50.7	21.3%	20.0%	215.4	236.9	(9.1)%	(8.5)%
Morningstar Direct	52.0	47.5	9.5%	8.2%	201.9	184.8	9.3%	9.2%
Investment Management	32.5	27.7	17.3%	16.3%	122.6	117.6	4.3%	(0.1)%
Morningstar Sustainalytics	30.4	26.2	16.0%	13.6%	117.8	103.0	14.4%	13.9%
Morningstar Retirement (8)	30.2	26.0	16.2%	16.2%	110.2	103.7	6.3%	6.3%
Morningstar Advisor Workstation	25.1	24.4	2.9%	2.9%	100.0	95.4	4.8%	5.2%

	As of December 31,
AUMA (approximate) ($bil)	2023	2022	Change
Morningstar Retirement
Managed Accounts	$134.8	$109.3	23.3%
Fiduciary Services	56.2	50.4	11.5%
Custom Models/CIT	39.4	34.9	12.9%
Morningstar Retirement (total)	$230.4	$194.6	18.4%
Investment Management
Morningstar Managed Portfolios	$38.7	$32.6	18.7%
Institutional Asset Management	7.7	9.8	(21.4)%
Asset Allocation Services	9.1	8.5	7.1%
Investment Management (total)	$55.5	$50.9	9.0%

Asset value linked to Morningstar Indexes ($bil)	$176.7	$147.7	19.6%

	Three months ended December 31,				Year ended December 31,
	2023	2022	Change		2023	2022	Change
Average AUMA ($bil)	$274.8	$242.5	13.3%		$261.4	$253.6	3.1%
____________________________________________________________________________
(1) Starting with the quarter ended March 31, 2023, the Company updated its revenue-type classifications to account for product areas with more than one revenue type. Prior periods have not been restated to reflect the updated classifications. Revenue from Morningstar Sustainalytics' second-party opinions product was reclassified from license-based to transaction-based. Revenue from Morningstar Indexes data and services products was reclassified from asset-based to license-based. Revenue from Morningstar DBRS' data licensing products was reclassified from transaction-based to license-based.
(2) Organic revenue excludes acquisitions, divestitures, the impacts of the adoption of new accounting standard changes, and the effect of foreign currency translations.
(3) License-based revenue includes PitchBook, Morningstar Data, Morningstar Direct, Morningstar Sustainalytics' license-based products, Morningstar Indexes data and services products, Morningstar DBRS' data licensing products, Morningstar Advisor Workstation, and other similar products.
(4) Asset-based revenue includes Investment Management, the majority of Morningstar Retirement (formerly Workplace Solutions), and Morningstar Indexes.
(5) Transaction-based revenue includes Morningstar DBRS, Morningstar Sustainalytics' second-party opinions product, internet advertising, and Morningstar-sponsored conferences.
(6) The dollar contribution of each product to consolidated revenue growth is provided in the Product Revenue Contributions narrative.
(7) For the three and 12 months ended Dec 31, 2023, Morningstar DBRS recurring revenue derived primarily from surveillance, research, and other transaction-related services was 45.0% and 50.2%, respectively. For the three and 12 months ended Dec 31, 2022, recurring revenue was 50.1% and 42.4%, respectively.
(8) Morningstar Retirement was formerly branded Workplace Solutions.

Morningstar, Inc. and Subsidiaries
Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)
To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the SEC, including:
•consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting standard changes (accounting changes), and the effect of foreign currency translations (organic revenue),
•consolidated operating income, excluding intangible amortization expense, all mergers and acquisitions (M&A)-related expenses (including M&A-related earn-outs), and items related to the significant reduction and shift of the Company's operations in China (adjusted operating income),
•consolidated operating margin, excluding intangible amortization expense, all M&A-related expenses (including M&A-related earn-outs), and items related to the significant reduction and shift of the Company's operations in China (adjusted operating margin),
•consolidated diluted net income per share, excluding intangible amortization expense, all M&A-related expenses (including M&A-related earn-outs), items related to the significant reduction and shift of the Company's operations in China, and certain non-operating gains/losses (adjusted diluted net income per share), and
•cash provided by or used for operating activities less capital expenditures (free cash flow).
These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. Morningstar excludes revenue from acquired businesses from its organic revenue growth calculation for a period of 12 months after it completes the acquisition. For divestitures, Morningstar excludes revenue in the prior-year period for which there is no comparable revenue in the current period.

Morningstar presents adjusted operating income, adjusted operating margin, and adjusted net income per share to show the effect of significant acquisition activity, better compare period-over-period results, and improve overall understanding of the underlying performance of the business absent the impact of acquisitions.
In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate the health of its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended December 31,			Year ended December 31,
(in millions)	2023	2022	Change	2023	2022	Change

Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$538.7	$475.0	13.4%	$2,038.6	$1,870.6	9.0%
Less: acquisitions	—	—	—%	(30.9)	—	NMF
Less: accounting changes	—	—	—%	—	—	—%
Effect of foreign currency translations	(3.7)	—	NMF	3.2	—	NMF
Organic revenue	$535.0	$475.0	12.6%	$2,010.9	$1,870.6	7.5%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$94.4	$35.5	165.9%	$230.6	$167.8	37.4%
Add: intangible amortization expense	17.6	18.3	(3.8)%	70.5	66.7	5.7%
Add: M&A-related expenses (1)	0.9	3.4	(73.5)%	9.8	17.1	(42.7)%
Add: M&A-related earn-outs (2)	—	3.6	NMF	—	11.6	NMF
Add: Severance and personnel expenses (3)	0.1	0.5	(80.0)%	5.5	27.5	(80.0)%
Add: Transformation costs (3)	—	5.1	NMF	7.0	8.2	(14.6)%
Add: Asset impairment costs (3)	—	—	—%	3.1	—	NMF
Adjusted operating income	$113.0	$66.4	70.2%	$326.5	$298.9	9.2%

	Three months ended December 31,			Year ended December 31,
(in millions)	2023	2022	Change	2023	2022	Change

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	17.5%	7.5%	10.0 pp	11.3%	9.0%	2.3 pp
Add: intangible amortization expense	3.3%	3.9%	(0.6) pp	3.5%	3.6%	(0.1) pp
Add: M&A-related expenses (1)	0.2%	0.7%	(0.5) pp	0.4%	0.9%	(0.5) pp
Add: M&A-related earn-outs (2)	—%	0.8%	(0.8) pp	—%	0.6%	(0.6) pp
Add: Severance and personnel expenses (3)	—%	0.1%	(0.1) pp	0.3%	1.5%	(1.2) pp
Add: Transformation costs (3)	—%	1.1%	(1.1) pp	0.3%	0.4%	(0.1)pp
Add: Asset impairment costs (3)	—%	—%	0.0 pp	0.2%	—%	0.2 pp
Adjusted operating margin	21.0%	14.1%	6.9 pp	16.0%	16.0%	0.0 pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$1.71	$0.08	NMF	$3.29	$1.64	100.6%
Add: intangible amortization expense	0.30	0.32	(6.3)%	1.22	1.15	6.1%
Add: M&A-related expenses (1)	0.02	0.06	(66.7)%	0.17	0.29	(41.4)%
Add: M&A-related earn-outs (2)	—	0.06	NMF	—	0.24	NMF
Add: Severance and personnel expenses (3)	—	0.01	NMF	0.09	0.47	(80.9)%
Add: Transformation costs (3)	—	0.09	NMF	0.12	0.14	(14.3)%
Add: Asset impairment costs (3)	—	—	—%	0.05	—	NMF
Less: non-operating (gains) losses (4)	(0.06)	(0.04)	50.0%	0.18	(0.06)	NMF
Adjusted diluted net income per share	$1.97	$0.58	239.7%	$5.12	$3.87	32.3%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$137.8	$103.5	33.1%	$316.4	$297.8	6.2%
Capital expenditures	(30.0)	(36.1)	(16.9)%	(119.1)	(129.5)	(8.0)%
Free cash flow	$107.8	$67.4	59.9%	$197.3	$168.3	17.2%
_____________________________________________________________________
NMF - Not meaningful, pp - percentage points
(1) Reflects non-recurring expenses related to M&A activity including pre-deal due diligence, transaction costs, and post-close integration costs.

(2) The three months and 12 months ended Dec. 31, 2022 include M&A-related earn-outs included in operating expense related to the Company's acquisition of LCD. The 12 months ended Dec. 31, 2022 also reflect the impact of M&A-related earn-outs included in operating expense due to the earn-out for Morningstar Sustainalytics.
(3) Reflects costs associated with the significant reduction of the Company's operations in Shenzhen, China, and the shift of work related to its global business functions to other Morningstar locations.
Severance and personnel expenses include severance charges, incentive payments related to early signing of severance agreements, transition bonuses, and stock-based compensation related to the accelerated expense recognition from the continued of vesting of restricted stock unit (RSU) and market stock unit (MSU) awards. In addition, the reversal of accrued sabbatical liabilities is included in this category.
Transformation costs include professional fees and the temporary duplication of headcount. As the Company hires replacement roles in other markets and shifts capabilities, it expects to continue to employ certain Shenzhen-based staff through the transition period, which will result in elevated compensation costs on a temporary basis.
Asset impairment costs include the write-off or accelerated depreciation of fixed assets in the Shenzhen, China office that are not redeployed, in addition to lease abandonment costs as the Company plans to downsize office space prior to the lease termination date.
(4) Non-operating (gains) losses in the three and 12 months ended Dec. 31, 2023 related to pre-tax realized and unrealized gains and losses on investments of $3.2 million and $7.1 million, respectively, included in Other income (loss), net. In addition, non-operating (gains) losses for the 12 months ended Dec. 31, 2023 also includes $11.8 million of expense from an equity method transaction, net. Non-operating gains in the three and 12 months ended Dec. 31, 2022 related to pre-tax realized and unrealized gains and losses on investments of $2.2 million and $3.3 million, respectively, included in Other income (loss), net.